Exhibit 99.1

AMERICREDIT DELAYS RELEASE OF OPERATING RESULTS

FORT WORTH, TEXAS August 6, 2003 – AMERICREDIT CORP. (NYSE: ACF) announced that the release of its operating results for the quarter and fiscal year ended June 30, 2003, will be delayed. AmeriCredit expects to report its complete operating results on or before August 29, 2003. The conference call scheduled for tomorrow morning, August 7, will also be delayed.

The Company and its independent accountants are reviewing the accounting treatment under Financial Accounting Standards Board’s Statement 133, “Accounting for Derivative Instruments and Hedging Activities”, of certain interest rate swaps that were entered into prior to 2001 and used to hedge variable cash flows on credit enhancement assets. This review will determine whether unrealized losses originally classified in other comprehensive income should be reclassified to net income for fiscal year 2002 and the first nine months of fiscal year 2003, which may result in a restatement. The amount of unrealized losses being reviewed totals approximately $50 million pre-tax. Any restatement will not change previously reported cash flows and is not expected to impact shareholders’ equity as of March 31, 2003, because any such unrealized losses that may be reclassified to net income have already reduced shareholders’ equity through other comprehensive income.

In addition, the Company will likely miss its previously provided net income guidance for fiscal year 2003 of $60 million to $70 million because it expects to record an impairment of the credit enhancement assets relating to its off-book portfolio. The Company is also withdrawing its guidance for the 12 months ended December 31, 2003, but will be prepared to issue new guidance when it reports its operating results.

“We are disappointed in this delay, but need more time to review these complex accounting issues and estimates before reporting our results,” stated Clifton Morris, CEO of AmeriCredit. “However, the delay will have no effect on our current operating strategy.”

While the presentation of complete financial results for the quarter and fiscal year ended June 30, 2003, has been delayed, AmeriCredit is providing the following operating results for the June quarter:

•	Unrestricted cash balances increased by $79 million to $317 million at June 30, 2003, compared with $238 million at March 31, 2003.

•	Operating expenses declined to 2.0% of the average portfolio balance for the quarter ended June 30, 2003, compared with 2.1% of the average portfolio balance for the quarter ended March 31, 2003.

•	Automobile loan purchases were $687 million for the fourth quarter of fiscal 2003, compared with the Company’s reduced loan origination goal of approximately $750 million per quarter.

•	Managed auto receivables declined to $14.9 billion at June 30, 2003, compared with $15.8 billion at March 31, 2003.

•	Annualized net charge-offs were at 7.4% of average managed auto receivables for the fourth quarter of fiscal 2003, compared with net charge-offs of 7.6% for the March 2003 quarter.

•	Managed auto receivables more than 60 days delinquent were 3.3% of total managed auto receivables at June 30, 2003, compared with 2.7% at March 31, 2003, and 3.3% at June 30, 2002.

•	Vehicles pending sale at auction declined from 1.44% at March 31, 2003, to 1.16% at June 30, 2003.

•	The recovery rate during the June quarter increased to 41% of the loan balance compared with 40% last quarter.

“The operating results for the June quarter reflect continued execution of the revised operating plan we implemented in February,” said AmeriCredit President Dan Berce. “We have significantly improved our liquidity position, we have successfully accessed the capital markets, and our balance sheet is getting stronger.”

AmeriCredit still plans to provide servicer certificates and summary statistical data for outstanding securitizations for the month of July next Monday, August 11, as previously scheduled.

About AmeriCredit

AmeriCredit Corp. is one of the largest independent middle-market auto finance companies in North America. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and over $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2002. Such risks include – but are not limited to – deteriorating economic environment, adverse portfolio performance, reliance on capital markets, fluctuating interest rates, increased competition, regulatory changes and tightening labor markets. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627